Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Mark F. McElreath	Direct Dial: 212-210-1595	Email: mark.mcelreath@alston.com

July 27, 2018

Mustang Bio, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Re:	Mustang Bio, Inc. – At-The-Market Offering

Ladies and Gentlemen:

We are acting as counsel to Mustang Bio, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 (File No. 333-226175) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on July 13, 2018 and amended on July 20, 2018 (the “Registration Statement”) and declared effective by the Commission on July 27, 2018. We are delivering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 27, 2018 by the Company pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the at-the-market offering by the Company of up to $75,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) covered by the Registration Statement. The Shares may be issued and sold by the sales agents named in, and pursuant to, the At Market Issuance Sales Agreement among the Company and such sales agents (the “Sales Agreement”) dated July 27, 2018. This opinion is furnished to you at your request in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter, and the Registration Statement.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.  In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Sales Agreement.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Los Angeles | New York | Research Triangle | San Francisco | Silicon Valley | Washington, D.C.

Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that the Shares, when issued by the Company out of the Company’s duly authorized Common Stock and issued and delivered by the Company against payment therefor as contemplated by the Sales Agreement, will be duly and validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Sales Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.  The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated.  Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the use of our name under the heading “Legal Matters” in the section constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD

By:	/s/ Mark F. McElreath
Mark F. McElreath
Partner